UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2015

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware 000-22793               33-0628530
(State or other jurisdiction (Commission             (I.R.S. Employer
of incorporation)          File Number)         Identification No.)

9740 Scranton Road, San Diego, California              92121
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (858) 404-8800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)    Election of Directors

On July 15, 2015, the Board of Directors of PriceSmart, Inc. unanimously agreed to increase the size of the Board of Directors by one director, effective August 1, 2015. Additionally, the Board elected Pierre Mignault as a director of the Company to fill the newly created vacancy, effective August 1, 2015. Mr. Mignault will become a member of the Compensation Committee of the Board of Directors upon the effectiveness of his appointment to the Board.

Mr. Mignault has more than 45 years’ experience in the retail sector, starting his career in 1969 as a management trainee with The Bay Department Stores (Hudson’s Bay Company) and working through a series of executive positions, ultimately serving as General Manager for the eastern region from 1983 until 1985.  From 1985 to 1993, he served as Chief Executive Offer of Price Club Canada.  Mr. Mignault served as Chief Executive Officer of Provigo Inc., a Canadian public company and the second largest food retailer in Canada, from 1993 until it was acquired by Loblaw Companies Limited in 1998, and served as Chief Executive Officer of Loblaw Companies Limited through early 1999.  From 2000 until September 2005, he was chairman of Fly America Furniture, a private company.  Mr. Mignault has been a consultant for the company since September 2009, serving as an independent sourcing agent with Canadian suppliers.  Mr. Mignault’s extensive knowledge and significant experience in both the warehouse club business and general retailing contributed to the Board of Directors’ conclusion that he should serve as a director of the Company.

As a non-employee director, Mr. Mignault is entitled to receive cash compensation and grants of stock options, restricted stock units or other equity awards in accordance with the arrangements in effect for non-employee directors of the Company. Upon the effectiveness of his appointment to the Board, he will be awarded restricted stock units, with dividend equivalents, covering a number of shares of the Company’s common stock equal to $100,000 divided by the 30-day trading average per share prior to the effective date of his appointment. The restricted stock unit award will vest in three equal installments on the first three anniversaries of the date of grant. In addition, Mr. Mignault will be reimbursed for travel expenses incurred in attending Company board meetings.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)	Amendment of Bylaws

On July 15, 2015, the Board of Directors of the Company approved and adopted the Second Amended and Restated Bylaws of the Company. The Second Amended and Restated Bylaws include the following updated provisions: the addition of advance notice requirements for stockholder proposals and director nominations, including informational requirements in connection with such proposals and director nominations; an exclusive forum selection provision specifying Delaware as the sole and exclusive forum for certain lawsuits involving the Company; and provisions allowing for uncertificated shares of the Company’s capital stock.

Advance Notice Provisions for Director Nominations and Stockholder Proposals

Article II, Sections 9 and 10 of the Second Amended and Restated Bylaws will require more comprehensive information from any stockholder who intends to make a proposal at the Company’s Annual Meeting of Stockholders or nominate a director. Article II, Section 10 also will require more extensive information regarding nominees to the Board of Directors. These revisions are designed to uncover undisclosed relationships, interests or potential biases that could affect how the Company and/or its stockholders may understand or react to a proposal or nomination.

Based on the newly adopted advance notice provisions, Company stockholders who intend to make a stockholder proposal at the 2016 Annual Meeting or make nominations to the Board of Directors for election at the 2016 Annual Meeting are required to submit their proposal or nominations no earlier than October 6, 2015 and no later than November 5, 2015.

Exclusive Forum Selection Provision

The exclusive forum selection provision, included in Article VII of the Second Amended and Restated Bylaws, provides that unless the Company consents in writing to an alternative forum, a state or federal court located within the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the

Company or the Company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.

The exclusive forum selection provision is intended to protect the Company against having to defend potentially concurrent multi-jurisdictional litigation in non-Delaware courts that would subject the Company to, among other things, the risk of conflicting outcomes and the potential of litigating in inconvenient forums or before judges with limited experience with Delaware corporate law.

Uncertificated Shares

Article V, Section 1 includes revised language that will permit direct or “book-entry” registration of shares of the Company’s capital stock and thereby facilitate the Company’s eligibility to participate in a direct registration system (DRS).

The foregoing summary is not, nor is it intended to be, a complete or comprehensive summary of all of the changes to the Company's Bylaws, and it is qualified in its entirety by the full text of the Second Amended and Restated Bylaws, a copy of which is being filed as Exhibit 3.1 hereto and incorporated herein by reference.

ITEM 9.01     Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit
Number

3.1	Second Amended and Restated Bylaws of PriceSmart, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PriceSmart, Inc.

By:    /s/ ROBERT M. GANS
Robert M. Gans
Executive Vice President, General Counsel and Secretary

Date:    July 17, 2015